Exhibit 10.5

Amendment to Employment Agreement

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of November 18, 2012 by and between BioMimetic Therapeutics, Inc., a Delaware corporation (the “Company”), and Dr. Samuel Lynch.

WITNESSETH

WHEREAS, there parties hereto entered into an employment agreement, dated as of July 17, 2009 (the “Employment Agreement”);

WHEREAS, each party wishes to amend the Employment Agreement to modify certain terms and conditions with respect to the benefits of the Executive in connection with a change of control;

NOW, THEREFORE, for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Addition of Section 12(e) to the Employment Agreement. The following is hereby added to the Employment Agreement as a new Section 12(e):

“(e) Notwithstanding anything to the contrary in this Agreement, if the payments and benefits payable under this Agreement (the “Benefits”) would, together with any other payments and benefits payable to or for the benefit of the Executive in connection with a Change in Control (together with the Benefits, the “CIC Benefits”), subject the Executive to tax under Code Section 4999, and if a reduction in the amount of the CIC Benefits would result in the amount of the CIC Benefits, net of all federal and state income taxes on the CIC Benefits (calculated at the highest marginal rates) and any taxes on the CIC Benefits under Code Section 4999 (such amount, the “Net After-Tax Receipts”), being equal to or greater than the Net After-Tax Receipts that would result from payment of the CIC Benefits without reduction, then the aggregate amount of the CIC Benefits shall be reduced to the smallest amount that results in the Net After-Tax Receipts being equal to or greater than the Net After-Tax Receipts that would result if the CIC Benefits were reduced to any other amount. Any such reduction shall be implemented first by reducing CIC Benefits denominated and payable in cash (other than CIC Benefits that are permitted to be valued under Treasury Regulation section 1.280G-1, Q/A-24(c), such as certain equity-based compensation (“Section 24(c) Payments”)), then by reducing CIC Benefits payable in-kind or by reimbursement, and only thereafter by reducing or eliminating Section 24(c) Payments.

Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 12(e) will be made in writing by the Company’s independent public accountants or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon the Executive and the Company. For purposes of making the calculations required by this Section 12(e), the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 12(e).”

2. Miscellaneous Provisions.

2.1 Counterparts. This Amendment may be executed in two counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

2.2 Governing Law. This Amendment shall be governed by, and construed in accordance with, the law of the State of Tennessee without giving effect to any choice or conflict of law provision or rule (whether of the State of Tennessee or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Tennessee.

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as an agreement under seal as of the date first above written.

EXECUTIVE

/s/ Dr. Samuel E. Lynch
Dr. Samuel E. Lynch

BIOMIMETIC THERAPEUTICS, INC.

/s/ Larry Bullock
Name: Larry Bullock
Title: Chief Financial Officer

[Signature Page to Amendment to Employment Agreement]